Exhibit 99.1

      ARADIGM ANNOUNCES FOURTH QUARTER AND YEAR END 2004 FINANCIAL RESULTS

    HAYWARD, Calif., Feb. 16 /PRNewswire-FirstCall/ -- Aradigm Corporation (Nasdaq: ARDM) today announced financial results for the fourth quarter and year ended December 31, 2004.

    Contract revenues for the fourth quarter of 2004 increased to $8.0 million from $6.9 million for the same period in 2003. Revenues were primarily derived from the collaboration agreements with Novo Nordisk A/S to develop the AERx(R) Diabetes Management System. The Company reported a net loss for the fourth quarter 2004 of $6.8 million, or $0.10 per share, compared with a net loss of $6.1 million, or $0.10 per share, for the same period in 2003. Total operating expenses for the fourth quarter 2004 were $14.8 million, compared with $13.1 million for the same period in 2003.

    Contract revenues for the year ended December 31, 2004 decreased to $28.0 million, compared to $33.9 million for the same period in 2003. For the year ended December 31, 2004, the Company reported a net loss of $30.2 million, or $0.47 per share, compared with a net loss of $26.0 million, or $0.52 per share, for the same period in 2003. Total operating expenses for the year ended December 31, 2004 were $58.4 million, compared with $60.0 million for the same period in 2003.

    As of December 31, 2004, cash, cash equivalents and all investments totaled approximately $16.8 million. For the year 2004, net cash used in operating activities was $23.3 million and capital expenditures were $2.3 million.

    "In the fourth quarter, with the restructuring of its agreement with Novo Nordisk, the company took significant steps towards strengthening its program development efforts," said Dr. Bryan Lawlis, President and Chief Executive Officer of Aradigm. "For the first time in our company's history, we announced self-initiated studies in each of two platforms that would allow us to develop candidates concurrently with other programs for future partnering. Our AERx with ciprofloxin program for respiratory diseases and the Intraject program with sumatriptan for migraines are targeting areas in which our systems should offer significant benefit over traditional approaches."

    Company Highlights

    -- Last month, the company and its partner, Novo Nordisk, announced the successful closing of their restructured license agreement for the AERx insulin system following approval by shareholders. The completion of this transaction greatly strengthens Aradigm's development opportunities, provides the company with approximately $54.0 million in cash, paves the way for completion of development and commercialization of the AERx insulin system and maintains our long term financial interest in the product through a royalty on worldwide sales of the system.

    -- In December 2004, the company announced that it had entered into an agreement with Defence R&D Canada for the aerosolized delivery of liposomal ciprofloxin for the development of serious respiratory infections including bioterror-related inhalation anthrax. This contract enables Aradigm to evaluate this drug in the future as a self- initiated program in respiratory infections, providing additional opportunities to move into disease areas such as cystic fibrosis.

    -- In December 2004, the company completed a $12.5 million private placement of common stock and warrants for the purchase of common stock. Funds received from this financing combined with those from the restructured license agreement should position the company to operate into 2007 when Aradigm expects to launch its first product.

    -- In November 2004, the company announced positive clinical results of a pilot pharmacokinetic study in which sumatriptan delivered via its needle-free Intraject(R) system met all bioequivalence criteria and demonstrated statistically equivalent pharmacokinetics to the marketed injectable product. This clinical milestone allows the company to advance this self-initiated program forward while actively pursuing partnering opportunities on this and other drugs.

    -- In October 2004, the company announced positive results from its clinical performance verification trial of the Intraject system showing the system met its primary endpoints of successful injection performance. This trial was the final stage of technical development and demonstrated that all performance and design issues related to the system prior to our acquisition have been addressed.

    Continued Dr. Lawlis: "Aradigm finished 2004 in a very strong position culminating with self-initiated and partner-funded activities and solid clinical performance data on the Intraject platform. Beginning 2005, the company has gained significant financial strength and executed on a strategic plan aimed at achieving key milestones intended to move our current partnered and self-initiated programs forward toward a goal of a commercialized product in 2007."

    Conference Call
    The company will host a conference call and question and answer session at 4:30 pm ET, 1:30 pm PT today to discuss these financial results. Dial toll free 1-877-788-8790 to access the conference call. International callers dial +1 706-679-7281. The event webcast can be found under the investor relations section at: www.aradigm.com. The webcast and audio replay of the conference call will be available following the call, which can be accessed on www.aradigm.com or by dialing toll free 1-800-642-1687. International callers should dial +1 706-645-9291. The replay passcode is 3828992.

    About Aradigm
    Aradigm develops non-invasive delivery systems to enable patients to comfortably self-administer biopharmaceuticals and small molecules. The company's advanced AERx(R) pulmonary and Intraject(R) needle-free delivery technologies offer rapid delivery solutions for liquid drug formulations. Current development programs focus on neurological disorders, heart disease, respiratory conditions, diabetes and cancer. More information about Aradigm can be found at www.aradigm.com.

    Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including clinical results, the timely availability and acceptance of new products, the impact of competitive products and pricing, and the management of growth, as well as the other risks detailed from time to time in Aradigm Corporation's Securities and Exchange Commission (SEC) Filings, including the company's Annual Report on Form 10-K, and quarterly reports on Form 10-Q.

    AERx and Intraject are registered trademarks of Aradigm.

    Contact: Christopher Keenan    or   Joe Dorame
             Aradigm                    The RCG Group
             (510) 265-9370             (480) 675-0400

                               ARADIGM CORPORATION
                       CONDENSED STATEMENTS OF OPERATIONS
                    (In $000's, Except Per Share Information)

                                                 THREE MONTHS ENDED     TWELVE MONTHS ENDED
                                                    DECEMBER 31,            DECEMBER 31,
                                               ---------------------   ---------------------
                                                 2004        2003        2004        2003
                                               ---------   ---------   ---------   ---------
Contract revenues - From related
 parties                                       $   7,465   $   6,882   $  26,999   $  33,546
Contract revenues - Other                            507          64       1,046         311

Total Contract revenues                            7,972       6,946      28,045      33,857

Operating expenses:
Research and development                          11,678      10,648      46,384      49,636
General and administrative                         3,107       2,450      12,027      10,391
  Total operating expenses                        14,785      13,098      58,411      60,027

Loss from operations                              (6,813)     (6,152)    (30,366)    (26,170)

Other income                                          34          76         194         338
Other expense                                          1         (16)        (17)       (138)

Net loss                                       $  (6,778)  $  (6,092)  $ (30,189)  $ (25,970)

Basic and diluted net loss
 per share                                     $   (0.10)  $   (0.10)  $   (0.47)  $   (0.52)
Shares used in computing basic
 and diluted net loss per share                   64,773      59,421      63,705      50,196

Reconciliation of non-GAAP measures to
GAAP amounts as required by Securities and Exchange Commission Regulation G:

Net Loss                                          (6,778)     (6,092)    (30,189)    (25,970)
Depreciation                                         860       1,313       4,100       6,006
Loss on disposal of assets                            --          --         257          --

  Burn Rate                                       (5,918)     (4,779)    (25,832)    (19,964)

Monthly Average Burn Rate                      $  (1,973)  $  (1,593)  $  (2,153)  $  (1,664)

                               ARADIGM CORPORATION
                            CONDENSED BALANCE SHEETS
                                   (IN $000's)

                                                  DECEMBER 31,    DECEMBER 31,
                                                      2004           2003
                                                 -------------   -------------
                   ASSETS
Current assets:
  Cash, cash equivalents & short-term
   investments                                   $      16,763   $      29,770
  Receivables                                               99             140
  Other current assets                                   1,669           2,014

    Total current assets                                18,531          31,924
Property and equipment, net                             60,555          62,612
Notes receivable from officers                             216             294
Other assets                                               439             388

    Total assets                                 $      79,741   $      95,218

     LIABILITIES, REDEEMABLE CONVERTIBLE
  PREFERRED STOCK AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                               $       2,469   $         885
  Accrued clinical and cost of other studies               293             149
  Accrued compensation                                   2,984           2,021
  Deferred revenue                                       7,525           7,891
  Current portion of capital lease obligations               0             427
  Other accrued liabilities                              1,138             843

    Total current liabilities                           14,409          12,216

Noncurrent portion of deferred revenue                   3,966           5,040
Noncurrent portion of deferred rent                      1,944           1,323
Redeemable convertible preferred stock                  23,669          23,669
Shareholders' equity                                    35,753          52,970

   Total liabilities, redeemable convertible
    preferred stock and shareholders' equity     $      79,741   $      95,218

SOURCE  Aradigm Corporation
    -0-                             02/16/2005
    /CONTACT: Christopher Keenan of Aradigm, +1-510-265-9370; or Joe Dorame of The RCG Group, +1-480-675-0400, for Aradigm/
    /Web site:  http://www.aradigm.com /